Exhibit 99.1

For Immediate Release
Friday, July 25, 2003
Press Release


                   FNB CORPORATION REPORTS EARNINGS,
                  AND APPROVES THIRD QUARTER DIVIDEND


William P. Heath, President and CEO of FNB Corporation (NASDAQ: FNBP), parent company of First National Bank and FNB Salem Bank and Trust, announced today second quarter performance for the company. Net income reached $3.006 million or $0.52 per share. That compares to $3.237 million or $0.56 per share during the same period last year, which included a non-recurring gain of approximately $0.14 per share from the sale of the company's bankcard portfolio in April 2002. Cash basis operating earnings for the second quarter (see footnote 2 attached) totaled $3.246 million or $0.56 per share, for an increase of $539,000 or $0.09 per share over the same period in 2002.

The company enjoyed a strong growth of 11.8% in loans over the level on June 30, 2002 to help offset the decline in the net interest margin of 37 basis points during the quarter. Fueled by record levels of mortgage originations and excluding the gain on the sale of the bankcard portfolio, operating noninterest income grew 95% when compared with the second quarter of 2002 and covered nearly 50% of noninterest expense. Even taking into account the sale of the bankcard portfolio in 2002, noninterest income for the second quarter 2003 grew by 23.9% compared to 2002. "Our ability to develop sources of noninterest income to help offset the cost of operations in a period of narrowing margins demonstrates FNB's commitment to deliver strong returns to shareholders in varying interest rate cycles." Heath observed. Basic earnings per share rose 3.0% from $1.01 per share for the first six months of 2002 to $1.04 for the past six months. Excluding the effects of the credit card sale and the amortization expense attributable to merger-related intangibles, cash basis operating earnings per share rose from $0.96 to $1.12 or 16.7% when comparing the same six-month periods.

Credit quality remains strong. Non-performing assets declined 5 basis points to 0.52% of loans and other real estate owned when contrasting second quarter 2002 with second quarter 2003. "We remain committed to strong credit quality while striving to meet the needs of our credit customers," reported Heath.

Detail of the company's financial performance is attached.

All required corporate and regulatory approvals have been received and we expect the merger of Bedford Bancshares, Inc. with FNB Corporation to take effect on August 1, 2003. Bedford Federal, a wholly owned subsidiary of Bedford Bancshares, Inc., will become the third community bank subsidiary of FNB Corporation. "Teams of employees have begun the process of integrating the operating systems of Bedford Federal with the established FNB's systems. We expect this process to be completed in early 2004. This is a great opportunity for our associates to bring together the best practices of each organization to FNB Corporation," Heath remarked.

The Board of Directors of FNB Corporation approved yesterday a $0.01 increase in the cash dividend amount to $0.18 per share to be paid on August 22, 2003, to shareholders of record on August 11, 2003. This represents a 5.9% increase over the previous quarter's payment and equates to a yield of approximately 2.5% of the current market price.

For more information contact:

William P. Heath                    Peter A. Seitz
President/CEO                       Executive Vice President/CAO
FNB Corporation                     FNB Corporation
(540) 382-6041                      (540) 381-6700





Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.



























FNB CORPORATION AND SUBSUDIARIES
(in thousands, except percent and per share data)


                                       2003       2002     Change    Percent
Quarter Ended June 30
  Net income                    $     3,006 $    3,237       (231)      (7.1)
  Net interest income                 9,174      9,333       (159)      (1.7)
  Net interest income (FTE)(1)        9,349      9,570       (221)      (2.3)
  Securities gains(losses), net           1        159       (158)     (99.4)
  Noninterest income                  4,107      3,315        792       23.9
  Noninterest expense                 8,383      7,683        700        9.1
  Provision for loan losses             462        316        146       46.2

Per Share Data
  EPS basic                     $      0.52 $     0.56      (0.04)      (7.1)
  EPS fully diluted                    0.51       0.55      (0.04)      (7.3)
  Dividends declared                   0.17       0.17       0.00        0.0
  Book value                          17.27      15.77       1.50        9.5
Weighted average shares
 outstanding basic                    5,780      5,750         30        0.5
Weighted average share
 outstanding fully diluted            5,844      5,834         10        0.2
Shares outstanding quarter
 end (net of unearned)                5,786      5,744         42        0.7

Financial Ratios
  Return on average assets             1.20%      1.38%
  Return on average share-
   holders' equity                    12.30      14.90
  Net interest margin (1)              4.09       4.46
  Equity to assets                     9.65       9.44
  Allowance for loan losses
   to loans, net of unearned
   income                              1.37       1.42

Selected Balances at June 30
  Total assets                  $ 1,033,964 $  959,773     74,191        7.7
  Loans, net of unearned
   income                           735,579    658,017     77,562       11.8
  Allowance for loan losses          10,074      9,312        762        8.2
  Securities                        170,301    176,503     (6,202)      (3.5)
  Deposits                          870,771    823,117     47,654        5.8
  Other interest-bearing funds       58,207     41,532     16,675       40.1
  Shareholders' equity               99,889     90,610      9,279       10.2

Six Months Ended June 30
  Net income                    $     6,011 $    5,821        190        3.3
  EPS basic                            1.04       1.01       0.03        3.0
  EPS fully diluted                    1.03       1.00       0.03        3.0
  Dividends declared per
   share                               0.34       0.34       0.00        0.0
  Weighted average shares
   outstanding basic                  5,775      5,764         11        0.2
  Weighted average shares
   outstanding fully diluted          5,839      5,832          7        0.1
  Return on average assets             1.21%      1.24%     (0.03)      (2.4)
  Return on average share-
   holders' equity                    12.41      13.39      (0.98)      (7.3)
  Net interest margin (1)              4.17       4.49      (0.32)      (7.1)


Asset Quality                                 % of Loans           % of Loans
                                       2003      & ORE      2002      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  2,374       0.32  $  2,757       0.42
  Other real estate                     938       0.13       806       0.12
  Loans past due 90 days
   or more                              552       0.07       227       0.03
  Total nonperforming assets       $  3,864       0.52  $  3,790       0.57


Net charge off ratio                   0.10%                0.09%




(1) Fully taxable equivalent


FNB CORPORATION AND SUBSUDIARIES
(in thousands, except percent and per share data)


                                       2003       2002     Change    Percent
Alternative Performance Measures
for Quarter Ended June 30 (2)
  Net income                     $    3,006 $    3,237       (231)      (7.1)
  Less gain on sale of bankcard
   (after-tax)                            -        796       (796)    (100.0)
  Plus amortization of core
   deposit intangibles                  240        266        (26)      (9.8)
  Equals cash basis operating
   earnings (2)                       3,246      2,707        539       19.9
  Noninterest income                  4,107      3,315        792       23.9
  Less gain on sale of bankcard
   (pre-tax)                              -      1,206     (1,206)    (100.0)
  Operating noninterest income        4,107      2,109      1,998       94.7
  QTD average assets              1,001,834    940,900     60,934        6.5
  Less QTD intangible assets         26,190     27,056       (866)      (3.2)
  Equals QTD average tangible
   assets (2)                       975,644    913,844     61,800        6.8
  QTD average equity                 97,767     87,100     10,667       12.2
  Less intangible assets equals
   QTD average tangible
   equity (2)                        71,577     60,044     11,533       19.2
  Cash basis operating EPS (2)         0.56       0.47       0.09       19.1
  Cash basis operating EPS
   fully diluted (2)                   0.56       0.46       0.10       21.7
  Cash basis operating return on
   average tangible assets (2)         1.33%      1.18%      0.15       12.7
  Cash basis operating return on
   average tangible equity (2)        18.14      18.03       0.11        0.6

Alternative Performance Measures
for Six Months Ended June 30 (2)
  Net income                     $    6,011 $    5,821        190        3.3
  Less gain on sale of bankcard
   (after-tax)                            -        796       (796)    (100.0)
  Plus amortization of core
   deposit intangibles                  480        534        (54)     (10.1)
  Equals cash basis operating
   earnings (2)                       6,491      5,559        932       16.8
  Noninterest income                  7,777      5,647      2,130       37.7
  Less gain on sale of bankcard
   (pre-tax)                              -      1,206     (1,206)    (100.0)
  Operating noninterest income        7,777      4,441      3,336       75.1
  YTD average assets                993,960    938,050     55,910        6.0
  Less YTD intangible assets         26,308     27,156       (848)      (3.1)
  Equals YTD average tangible
   assets (2)                       967,652    910,894     56,758        6.2
  YTD average equity                 96,847     86,920      9,927       11.4
  Less intangible assets equals
   YTD average tangible
   equity (2)                        70,539     59,764     10,775       18.0
  Cash basis operating EPS (2)         1.12       0.96       0.16       16.7
  Cash basis operating EPS
   fully diluted (2)                   1.11       0.95       0.16       16.8
  Cash basis operating return on
   average tangible assets (2)         1.34%      1.22%      0.12        9.8
  Cash basis operating return on
   average tangible equity (2)        18.40      18.60      (0.20)      (1.1)


(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis operating earnings" to fully analyze its core businesses. Cash basis operating earnings exclude the effect on earnings of the non-recurring gain on sale of the bankcard portfolio and amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis operating earnings exclude the non-recurring gain on sale of the bankcard portfolio and the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis operating earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies. FNB uses cash basis operating earnings as the primary performance measurement for external communication with analysts and investors regarding its outlook and results. Internally, management uses cash basis operating earnings to measure performance against budget, to report to the Board of Directors and for the company's incentive compensation plan.